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                                                                      EXHIBIT 50


                               EXCHANGE AGREEMENT

                                  By and Among

                                USA INTERACTIVE,

                           LIBERTY MEDIA CORPORATION,

                              LIBERTY HSN II, INC.

                                       and

                                LIBERTY HSN, INC.




                            Dated as of June 27, 2002




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               EXCHANGE AGREEMENT, dated as of June 27, 2002 (this "Agreement"), by and among USA Interactive, a Delaware corporation ("USAi"), Liberty Media Corporation, a Delaware corporation ("Liberty"), Liberty HSN II, Inc., a
Delaware corporation ("Liberty HSN II"), and Liberty HSN, Inc., a Colorado corporation ("Liberty HSN") (Liberty, Liberty HSN II and Liberty HSN are sometimes referred to as the "Liberty Parties").

               WHEREAS, Liberty HSN and USAi (as successor to Silver King Communications, Inc.) are parties to that certain Exchange Agreement, dated as of December 20, 1996 (the "Exchange Agreement"), relating to the Surviving Common Stock and the Surviving Class B Stock (each as defined in the Exchange Agreement).

               WHEREAS, Liberty HSN II owns 702.66808 issued and outstanding shares of Surviving Common Stock (the "Liberty HSN Common Shares") and 29.56564 issued and outstanding shares of Surviving Class B Stock (the "Liberty HSN Class B Shares" and together with the Liberty HSN Common Shares, the "Liberty HSN Shares");

               WHEREAS, each Liberty HSN Common Share is exchangeable for shares of the common stock, par value $.01 per share, of USAi ("USAi Common Stock"), and each Liberty HSN Class B Share is exchangeable for shares of the Class B common stock, par value $.01 per share, of USAi (the "USAi Class B Common Stock");

               WHEREAS, the Boards of Directors of each of USAi and Liberty HSN II have approved and adopted this Agreement, and Liberty HSN, as the sole stockholder of Liberty HSN II, has approved and adopted this Agreement;

               WHEREAS pursuant to the Exchange Agreement, Liberty HSN II will exchange (the "Exchange") all of the Liberty HSN Shares for an aggregate of 31,620,063 shares of USAi Common Stock and 1,596,544 shares of USAi Class B Common Stock (collectively, the "Exchange Shares");

               WHEREAS, the Exchange is intended to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code, and this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

               NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, the parties hereby agree as follows:

               1. Exchange. Upon the terms contained herein, Liberty HSN II is exchanging the Liberty HSN Shares for the Exchange Shares. It is intended that the Exchange constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Liberty and USAi agrees, and agrees to cause its Affiliates (as defined in the Investment Agreement, dated as of October 19, 1997, among Universal Studios, Inc. ("Universal"), USAi, Home Shopping Network, Inc. ("HSN") and Liberty (as amended, the "Investment Agreement")), to treat and report the Exchange consistently with this intention for all purposes at all times prior to and following the Closing (as defined herein), except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

               2. Time and Place of Closing. The consummation of the Exchange (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 upon the execution and delivery of this Agreement. At the


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Closing, Liberty HSN II is delivering to USAi certificates representing the
Liberty HSN Shares, duly endorsed or accompanied by documents of assignment, and USAi is issuing and delivering to Liberty HSN II certificates representing the Exchange Shares, registered in the name of Liberty HSN II.

               3. Representations and Warranties of USAi. USAi hereby represents and warrants to the Liberty Parties as follows:

               a. Organization and Qualification; USAi Shares. USAi (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except, in the case of clauses (ii) and (iii) where the failure to be so qualified or licensed, or in good standing would not have a material adverse effect on the business, assets or condition (financial or otherwise) of USAi and its subsidiaries, taken as a whole. USAi has made available to Liberty true and complete copies of its certificate of incorporation and by-laws, each as amended to date and currently in effect (respectively, the "USAi Charter" and the "USAi Bylaws"). The USAi Charter and the USAi Bylaws are in full force and effect and neither USAi nor HSN is in violation of its respective certificate of incorporation or bylaws. As of the date hereof, there are outstanding at least 350 million shares of USAi Common Stock and 63 million shares of USAi Class B Common Stock.

               b. Authorization of this Agreement and the Exchange. The execution, delivery and performance of this Agreement by USAi, have been duly authorized by all necessary corporate action on the part of USAi. This Agreement has been duly executed and delivered by USAi and constitutes the legal, valid and binding obligation of USAi enforceable against USAi in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the Exchange by USAi has been duly and validly authorized by the board of directors of USAi and by any necessary action of the USAi stockholders. USAi has full corporate power and authority to perform its obligations under this Agreement and to consummate the Exchange. No other corporate proceedings on the part of USAi or any of its subsidiaries are necessary to authorize the consummation of the Exchange.

               c. Validity of Shares, etc.

               (i) The Exchange Shares issued by USAi to Liberty HSN II are duly authorized, validly issued, fully paid and non-assessable, and are free of any Encumbrances (as defined herein) (other than those (x) arising under the Amended and Restated Governance Agreement, dated as of December 16, 2001, among USA, Vivendi Universal, S.A. ("Vivendi"), Universal, Liberty and Barry Diller (the "Governance Agreement") or the Amended and Restated Stockholders Agreement, dated as of December 16, 2001, among Universal, Liberty, Barry Diller and Vivendi (the "Stockholders Agreement") (the Governance Agreement and the Stockholders

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        Agreement, together with any and all amendments, modifications and waivers to (x) the Governance Agreement, if executed by USAi and Liberty, and (y) the Stockholders Agreement, if executed by Liberty and Barry Diller, are hereinafter referred to collectively as the "Shareholder Arrangements"), (y) arising under any Federal or state securities laws, or (z) created by a Liberty Party), are not being issued in violation of any preemptive rights and vest in Liberty HSN II full rights with respect thereto, including the right to vote the Exchange Shares on all matters properly presented to the stockholders of USAi to the extent set forth in the USAi Charter and subject to the Shareholder Arrangements. Other than the stock splits affecting the USAi Common Stock and USAi Class B Common Stock and the reverse stock split affecting the Exchange Securities, each of which is described in Exhibit A hereto, neither USAi nor HSN has declared or paid any dividend or made any distribution (or established a record date for either) or taken any other action which, pursuant to the Exchange Agreement, would entitle the holder of Liberty HSN Shares to any adjustment in the applicable exchange ratio for the Liberty HSN Shares.

               (ii) The issuance of the Exchange Shares does not violate the rules, regulations and requirements of the National Association of Securities Dealers, Inc. ("NASD") or of the principal exchange or trading market on which the shares of USAi Common Stock are then quoted or traded (including, without limitation, the NASD policies set forth in Section 6(i) and (j) of Part III of Schedule D of the NASD By-Laws and the Policy of the Board of Governors with respect to Voting Rights set forth in Part III of Schedule D of the NASD By-Laws or any similar policies of such other exchange or trading market). The shares of USAi Common Stock (including the shares of USAi Common Stock issuable upon conversion of any shares of USAi Class B Common Stock) issued pursuant to the Exchange are listed for trading on the Nasdaq National Market or on a national securities exchange (upon official notice of issuance). The delivery of the Exchange Shares in accordance with this Agreement is exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws.

               d. No Approvals or Notices Required, No Conflict with Instruments. The performance by USAi of its obligations under this Agreement and the consummation of the Exchange, including the issuance of the Exchange Shares, do not:

               (i) conflict with or violate the USAi Charter or the USAi Bylaws or the organizational documents of HSN or any other subsidiary of USAi, in each case as amended to date;

               (ii) require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, foreign, United States federal, state or local (each such entity a "Governmental Entity" and each such action a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to USAi or HSN or any other subsidiary of USAi, other than (A) such as have been obtained or made or (B) the absence or omission of which would, either individually or in the aggregate, not have a material adverse effect on the Exchange or on the business, assets, results of operations or financial condition of USAi and its subsidiaries, taken as a whole.

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               (iii) require, on the part of USAi or HSN or any other subsidiary of USAi, any consent by approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), other than (A) such as have been obtained or made or (B) the absence or omission of which would, either individually or in the aggregate, not have a material adverse effect on the Exchange or on the business, assets, results of operations or financial condition of USAi and its subsidiaries, taken as a whole;

               (iv) conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets (collectively, "Encumbrance") pursuant to any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which USAi or HSN or any other subsidiary of USAi is a party, by which USAi or HSN or any other subsidiary of USAi or any of their respective assets or properties is bound or pursuant to which USAi, HSN or any other subsidiary of USAi is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the Exchange or on the business, assets, results of operations or financial condition of USAi and its subsidiaries, taken as a whole; or

               (v) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to USAi or HSN or any other subsidiary of USAi or by which any of their respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the Exchange.

               e. Tax Representations. (i) USAi has not taken any action and does not know of any fact that is reasonably likely to prevent the Exchange from qualifying as a reorganization within the meaning of
        Section 368(a) of the Code.

               (ii) USAi owns directly shares of HSN representing "control" of HSN within the meaning of Section 368(c) of the Code. As part of the same plan as the Exchange, USAi and its Affiliates have not acquired, either directly or through any transaction, agreement or arrangement with any other person, shares of capital stock of HSN with consideration other than voting stock of USAi.

               (iii) There are no outstanding options, warrants, rights, subscriptions, convertible securities, puts, calls, commitments or other contracts, arrangements or understandings (collectively, "Rights") with respect to the capital stock of HSN pursuant to which any person could acquire securities of HSN that, if such Rights were exercised or converted, would affect USAi's acquisition or retention of "control" of HSN, as defined in Section 368(c) of the Code.

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               (iv) USAi is not an investment company as defined in
        Section 368(a)(2)(F)(iii) and (iv) of the Code.

               f. Certain Communications Act Matters.

               (i) Assuming the accuracy of Liberty's representation set forth in Section 4b(ii), USAi does not own, operate or control or have an ownership or other interest in any broadcast television station or any FCC licensee such that Liberty presently has, or immediately following consummation of the Exchange (and assuming the consummation of USAi's acquisition of an ownership interest in, and its provision of debt financing to, an entity which will own certain broadcast television stations located in the Commonwealth of Puerto Rico and/or FCC licenses related thereto, pursuant to the Assignment of Limited Liability Company Interest, dated as of October 11, 2001, by and between USAi and Esperanza Television Holdings, Inc. and the Asset Purchase Agreement, dated December 13, 2000, among HSN Capital LLC, Southwestern Broadcasting Corporation and International Broadcasting Corporation, as amended (collectively, the "Esperanza Transaction")), will have an "attributable interest" in any such broadcast television station or FCC licensee under the provisions of the Communications Act of 1934, as amended (and the rules and regulations promulgated thereunder) (the "Communications Act") and the FCC Regulations (as defined herein). "FCC Regulations" means as of the applicable date, collectively, all federal communications statutes and all rules, regulations, orders, decrees and policies (including the FCC's Memorandum Opinion and Order released March 11, 1996 and its Memorandum Opinion and Order released June 14,
        1996) of the FCC as then in effect, and any interpretations or waivers thereof or modifications thereto.

               (ii) The disposition by USAi of its television stations referred to in USAi's notice to Liberty with respect to the Exchange, dated August 28, 2001 (the "USAi Notice") constituted an Issuance Event for purposes of the Exchange Agreement. Assuming the accuracy of Liberty's representation set forth in Section 4b(ii), the Exchange will not result in the creation or imposition of any Restrictive Condition (as defined in the Exchange Agreement) with respect to Liberty, Liberty HSN or Liberty HSN II or with respect to the Exchange Shares.

               4. Representations and Warranties of Liberty. Liberty, Liberty HSN and Liberty HSN II hereby represent and warrant to USAi as follows:

               a. Authorization of this Agreement. The execution, delivery and performance of this Agreement by Liberty, Liberty HSN and Liberty HSN II and the consummation by the Liberty Parties of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of such Liberty Party. This Agreement has been duly executed and delivered by each of Liberty, Liberty HSN and Liberty HSN II and constitutes the legal, valid and binding obligation of such Liberty Party enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the Exchange by Liberty, Liberty HSN and Liberty HSN II has been duly and validly authorized by the board of directors of Liberty, Liberty HSN and Liberty HSN II, as applicable, and by any necessary action of their respective stockholders. Each of Liberty,applicable, and by any necessary action of their respective stockholders. Each of Liberty,


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Liberty HSN and Liberty HSN II has full corporate power and authority to perform its obligations under this Agreement and to consummate the Exchange. No other corporate proceedings on the part of Liberty, Liberty HSN, Liberty HSN II or any of their respective subsidiaries are necessary to authorize the consummation of the Exchange.

                b.      Ownership and Validity of Liberty HSN Shares.

                (i) Liberty HSN II owns, and immediately following the Exchange, USAi will own all of the Liberty HSN Shares, free and clear of any Encumbrances (other than those (x) arising under the Shareholder Arrangements or this Agreement, (y) arising under any Federal or state securities laws, or (z) created by USAi).

                (ii) As of the date hereof and immediately prior to the Closing, Liberty owns (x) through direct and indirect wholly owned subsidiaries of Liberty, an aggregate of (i) 6,918,464 shares of USAi Common Stock and 756,644 shares of USAi Class B Common Stock, and (ii)
        702.66808 shares of Surviving Common Stock and 29.56564 shares of Surviving Class B Stock and (y) through its interest in the BDTV Entities (assuming that each such BDTV Entity was wholly owned by Liberty), 44 shares of USAi Common Stock and 48,846,808 shares of USAi Class B Common Stock.

                c. No Approvals or Notices Required; No Conflict with Instruments. The consummation of the Exchange will not:

                (i) conflict with or violate the certificate of incorporation or the by-laws, as amended to date, of Liberty, Liberty HSN or Liberty HSN II;

                (ii) require any Government Consent or Government Filing, in each case on the part of or with respect to Liberty, Liberty HSN or Liberty HSN II, other than (A) such as have been obtained or made or (B) the absence or omission of which would not, either individually or in the aggregate, have a material adverse effect on the Exchange;

                (iii) require, on the part of any of Liberty, Liberty HSN or Liberty HSN II any Contract Consent or Contract Notice, other than (A) such as have been obtained or made or (B) the absence or omission of which would not, either individually or in the aggregate, have a material adverse effect on the Exchange;

                (iv) conflict with or result in any Violation of any Contract to which Liberty, Liberty HSN or Liberty HSN II is a party, or by which any of Liberty, Liberty HSN or Liberty HSN II or any of their respective assets or properties are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the Exchange; or

                (v) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to any of Liberty, Liberty HSN or Liberty HSN II or by which any of their respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the Exchange; provided, that with respect to the matters referred to in clauses (ii) and (v) of this paragraph 4c, no representation or warranty is made with respect to any Governmental Consent or Governmental Filing or any Violation, in any case, under the Communications Act or the FCC Regulations to the extent arising out of



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        or to the extent relating to the Exchange or Liberty's beneficial ownership of the Exchange Shares.

                5.      Additional Agreements.

                a. (i) USAi hereby covenants and agrees that so long as Liberty (A) does not increase its percentage ownership of USAi's combined equity and debt (calculated in accordance with the Communications Act and the FCC Regulations) (other than any such increase which occurs pursuant to the terms of the Shareholder Arrangements or any other arrangements to which USAi and Liberty are parties or as a result of actions taken by USAi or its subsidiaries), and (B) Beneficially Owns (as defined in the Governance Agreement) at least two-thirds of the number of Equity Securities (as defined in the Governance Agreement) Beneficially Owned by it immediately prior to February 12, 1998 (appropriately adjusted to reflect any stock splits and the like), it will not (and will not cause or permit any of its subsidiaries to) take any action in connection with or relating to the Esperanza Transaction that would reasonably be expected to, or fail to take any action in connection with or relating to the Esperanza Transaction which failure would reasonably be expected to, make the ownership by Liberty, Liberty HSN or Liberty HSN II of the Exchange Shares or any other material assets of such persons (including specifically (but without limiting the foregoing) Liberty's ownership interest in certain cable television systems and related businesses located in the Commonwealth of Puerto Rico) unlawful or result in a violation of any law, rule, regulation, order or decree (including, but not limited to, the Communications Act and the FCC Regulations) or impose material additional restrictions or limitations on such person's full rights of ownership of the Exchange Shares or the ownership of its other material assets or the operation of its businesses (provided, that for purposes of this Section 5a(i), to the extent that a condition, restriction or limitation upon USAi or its subsidiaries, in each case in connection with or relating to the Esperanza Transaction, relates to or is based upon or would arise as a result of, any action or the consummation of a transaction by the Liberty Group, such condition, restriction or limitation shall be deemed to be such a condition, restriction or limitation on the Liberty Group (regardless of whether a member of the Liberty Group (as defined herein) is a party to or otherwise would be legally obligated thereby) to the extent that the taking of an action or the consummation of a transaction by the Liberty Group would result in USAi, any BDTV Entity or any of their respective subsidiaries being in breach or violation of any law, rule, regulation, order or decree or otherwise causing such rule, regulation, order or decree to terminate or expire or would otherwise result in Liberty's beneficial ownership of the Exchange Shares or any other material assets being illegal or in violation of any law, rule, regulation, order or decree); provided, however, that neither USAi nor any of its subsidiaries shall be required to take any action (or fail to act) pursuant to this Section 5a(i) if such action (or failure to act) would not reasonably be expected to have the effects described in this Section 5a(i) (except as a result of the single majority shareholder exception to the FCC's broadcast attribution rules (47 C.F.R. Section 73.3555 note 2(b)) if such actions (or failure to act) had been taken (or failed to be taken) on the date hereof.

                (ii) USAi hereby covenants and agrees that, so long as Liberty (A) does not increase its percentage ownership of USAi's combined equity and debt (calculated in accordance with the Communications Act and the FCC Regulations) (other than any such increase which occurs pursuant to the terms of the Shareholder Arrangements or any



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

        other arrangements to which USAi and Liberty are parties or as a result of actions taken by USAi or its subsidiaries), and (B) Beneficially Owns at least two-thirds of the number of Equity Securities Beneficially Owned by it immediately prior to February 12, 1998 (appropriately adjusted to reflect any stock splits and the like), it will not (and will not cause or permit any of its subsidiaries to) take any action that would reasonably be expected to make the ownership by Liberty, Liberty HSN or Liberty HSN II of the Exchange Shares or any other material assets of such persons result, at the time such action is taken by USAi, in a violation of the FCC's broadcast-cable cross ownership rule. Without limiting the generality of the foregoing, the closing by USAi of a transaction (other than the Esperanza Transaction) otherwise prohibited by this Section 5a(ii) shall be deemed permissible under this
        Section if at the time USAi entered into a binding agreement relating to such transaction, such transaction would have been permissible under (x) this Section 5a(ii) (except for the single majority shareholder exception to the FCC's broadcast attribution rules (47 C.F.R. Section
        73.3555 note 2(b)) and (y), if applicable, any revision to the attribution and/or cable-broadcast cross ownership rule(s) which has been proposed in a formal notice of proposed rule making that is pending at such time and publicly released by the FCC prior to such time.

                (iii) USAi hereby agrees to reimburse Liberty and the members of the Liberty Group for their reasonable expenses, including attorneys fees, incurred in connection with any relevant FCC inquiry or proceeding to the extent relating to the Exchange or the matters set forth in
        Section 5a(i). Any such reimbursement obligation shall be satisfied by USAi by the delivery to Liberty of shares of USAi Common Stock having an aggregate value equal to the amount of such reimbursement obligation.

               b. (i) Excluding actions specifically contemplated by the Exchange Agreement and the Merger Agreement (as defined in the Exchange Agreement), without the prior written consent of Liberty following the date of this Agreement (which consent will not be unreasonably withheld, provided that the notice soliciting such consent includes (A) a specific statement that such consent is given pursuant to this Section 5b(i) and
        (B) a reasonably detailed description of each material aspect of the action, or failure to act, to be consented to), USAi will not (and will not permit any of its subsidiaries to) take any action that would or could reasonably be expected to, or fail to take any action which failure would or could reasonably be expected to, cause the Exchange to be a taxable transaction to any Liberty Party; provided, however, that if the Exchange is taxable to any Liberty Party as a result of (1) any action or failure to act by any Liberty Party (other than due to an action or inaction by the Liberty Group or such Liberty Party specifically contemplated or required by the Exchange Agreement, the Merger Agreement or the Shareholder Arrangements), (2) the laws and regulations in effect at the effective time of the merger of House Acquisition Corp. and HSN or (3) any difference in the tax position of Liberty HSN II relative to the tax position of Liberty HSN, compliance with the covenant set forth in this Section 5b(i) shall be deemed waived by the Liberty Parties with respect to the Exchange and provided, further, that if the taxes applicable to the Exchange would have been accrued or been payable by Liberty HSN had all the Exchange Shares been issued to Liberty HSN at the effective time of the merger of House Acquisition Corp. and HSN, then compliance with the covenant set forth in this Section 5b(i) shall be deemed waived by the Liberty Parties. The term "Liberty Group" shall mean Liberty and its controlled Affiliates, including Liberty HSN and Liberty HSN II.



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

                (ii) In the event that the Exchange is taxable to Liberty, Liberty HSN II or any of their respective Affiliates as a result of a change in law or regulation after the effective time of the merger of House Acquisition Corp. and HSN, a breach of any of the representations and warranties set forth in Section 3e or any of the covenants of USAi set forth in Section 5b(i) and the last sentence of Section 1 or any action taken by USAi after the effective time of the merger of House Acquisition Corp. and HSN (other than any tax liability that results from (x) any breach by Liberty of the covenants set forth in the last sentence of Section 1 or (y) an action or unreasonable inaction by the Liberty Group (other than due to an action or inaction specifically contemplated or required by the Exchange Agreement, the Merger Agreement or the Shareholder Arrangements)), USAi shall be obligated to issue to Liberty HSN II a number of additional shares of USAi Common Stock sufficient on an after-tax basis, to pay any resulting taxes; provided, however, that USAi shall have no obligation under this -------- -------
        Section 5b(ii) to the extent that the Exchange is taxable to Liberty, Liberty HSN II or any of their respective Affiliates solely as a result of any difference in the tax position of Liberty HSN II relative to the tax position of Liberty HSN.

                (iii) Any shares of USAi Common Stock deliverable by USAi pursuant to Section 5a(iii) or 5b shall be valued based on the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of USAi Common Stock as reported on the Nasdaq Stock Market (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by USAi and Liberty) for the ten consecutive trading days ending on the second trading day prior to the date of the Closing. All such shares of USAi Common Stock issued pursuant to this Section 5b shall be duly authorized, fully paid, and non-assessable and shall be deemed for all purposes hereunder to be Exchange Shares. Whenever it is necessary for purposes of this Agreement to determine whether the Exchange is taxable or tax-free, such determination shall be made with respect to the Code, without regard to any interest imputed under Section 483 of the Code. For purposes of this Agreement, a Person's "tax position" shall not include or take into account any offsets against any tax which are peculiar to such Person (such as tax credits, loss carry-overs, and current losses).

                c. The parties hereto agree that irreparable damage would occur in the event that the covenants or agreements in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction, temporary restraining order or other equitable relief enjoining such breach and enforcing specifically the terms and provisions hereof; provided, however, that neither any member of the Liberty Group nor USAi shall seek a remedy that would cause the Exchange to be a taxable transaction.

                6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 6.

                7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                8. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by a party without the prior written consent of the other parties hereto. For purposes of this Agreement, the written consent of Liberty shall constitute the written consent of each of Liberty, Liberty HSN and Liberty HSN
II. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                9. Survival. The representations and warranties set forth in Section 3c(i), 3e, 3f and 4b shall survive the Closing. All other representations and warranties shall terminate upon the Closing. All of the covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their terms.

                10. Notices. All notices, requests, demands, waivers and other communications required or permitted to be made hereunder shall be made in the manner set forth in the Exchange Agreement.

                11. Definitions. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Exchange Agreement.

                IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


                                 USA INTERACTIVE


                                 By: /s/ Julius Genachowski
                                     ---------------------------------------
                                     Name:  Julius Genachowski
                                     Title: Executive Vice President


                                 LIBERTY MEDIA CORPORATION


                                 By: /s/ Charles Y. Tanabe
                                    ----------------------------------------
                                    Name:  Charles Y. Tanabe
                                    Title: Senior Vice President


                                 LIBERTY HSN II, INC.


                                 By: /s/ Charles Y. Tanabe
                                    ----------------------------------------
                                    Name:  Charles Y. Tanabe
                                    Title: Senior Vice President


                                 LIBERTY HSN, INC.


                                 By: /s/ Charles Y. Tanabe
                                    ----------------------------------------
                                    Name:  Charles Y. Tanabe
                                    Title: Senior Vice President

                                                                       EXHIBIT A

                              DETAILS FOR EXCHANGE


Since the Pre-Merger Exchange in December 1996, the only events affecting USAi or HSN which require adjustments to the Common Exchange Ratio and the Class B Exchange Ratio are those listed in this Exhibit A. The change in the number of HSN shares held by Liberty and the change in the Common Exchange Ratio and the Class B Exchange Ratio since the Pre-Merger Exchange are the result of the March 1998 USAi 2 for 1 stock split, the June 1998 HSN 25,000 to 1 reverse stock split and the February 2000 USAi 2 for 1 stock split. No other adjustments were made (or required to be made) to the share numbers or exchange ratios.

                                        HSN Shares                              USAi Shares
  Event Timetable                    owned by Liberty       Exchange Ratio    to be received
  ---------------                    ----------------       --------------    --------------
  December 1996
          Common                         17,566,702            0.45 to 1         7,905,015
          Class B                           739,141            0.54 to 1           399,136

  March 1998, USAi 2 for 1
  stock split
          Common                         17,566,702            0.90 to 1        15,810,031
          Class B                           739,141            1.08 to 1           798,272

  June 1998, HSN 25,000 to 1
  reverse stock split
          Common                          702.66808          22,500 to 1        15,810,031
          Class B                          29.56564          27,000 to 1           798,272

  February 2000, USAi 2 for 1
  stock split
          Common                          702.66808          45,000 to 1        31,620,063
          Class B                          29.56564          54,000 to 1         1,596,544